Exhibit 99.03

CONTACTS:

For Media Inquiries:	For Investor Inquiries:

Jared Tipton Cepheid Corporate Communications Tel: (408) 400 8377 jared.tipton@cepheid.com	Jacquie Ross Cepheid Investor Relations Tel: (408) 400 8329 investor.relations@cepheid.com

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089

Telephone: 408.541.4191

Fax: 408.541.4192

CEPHEID EXPANDS LEADERSHIP TEAM WITH APPOINTMENT OF EXECUTIVE

VICE PRESIDENT OF WORLDWIDE COMMERCIAL OPERATIONS

SUNNYVALE, CALIF.—October 13, 2009—Cepheid (Nasdaq: CPHD) today announced that it has appointed Mr. Nicolaas (‘Nico’) Arnold to the position of Executive Vice President of Worldwide Commercial Operations, effective October 14, 2009. The addition of this role expands Cepheid’s marketing and sales leadership, and is expected to accelerate the GeneXpert® System’s current installed base of more than 1,100 systems globally. Mr. Robert Koska, Cepheid’s Senior Vice President of North American Commercial Operations, and Ms. Rika Dutau, Vice President and Managing Director of European Commercial Operations, will continue in their roles, reporting to Mr. Arnold.

Mr. Arnold joins Cepheid from Siemens and, previously, from Diagnostic Products Corporation which was acquired by Siemens in 2006. Building on his academic and early research experience in clinical laboratories, Mr. Arnold brings more than 25 years of global sales and marketing experience in diagnostics to Cepheid. Most recently, Mr. Arnold was Regional Vice President for Siemens Healthcare Diagnostics in Northwest Europe with responsibility for molecular diagnostics, central lab and point of care sales. Previous roles included Managing Director of European sales for Siemens Medical Diagnostics, with responsibility for more than $1 billion in sales annually, and Vice President of Global Marketing and US Sales for Diagnostic Product Corporation, with total revenues in excess of $500 million.

“With the initiation of shipment of our high throughput Infinity-48 System and the continued expansion of our GeneXpert System test menu, Cepheid is well positioned for its next phase of growth. It is in this regard that we are extremely pleased to welcome such an accomplished sales and marketing executive to the Cepheid team,” said John Bishop, Cepheid’s Chief Executive Officer. “We are looking to grow both our domestic and international markets, and this is a timely appointment that further strengthens our sales and marketing capabilities with the objective of establishing the GeneXpert System as the molecular platform of choice.”

In connection with his employment, the Board of Directors of Cepheid has granted Mr. Arnold an option to purchase 200,000 shares of Cepheid common stock at the closing price of Cepheid common stock on the date that his employment starts. This option will become exercisable by Mr. Arnold over four years, with 25% vesting on the one-year anniversary of grant and ratably monthly thereafter, and will expire after seven years from the grant date. This option is granted as an inducement grant pursuant to Section 5635(c)(4) of the Nasdaq Marketplace Rules.

Cepheid Third Quarter Earnings Announcement

In a separate press release, Cepheid also announced today that its Third Quarter Earnings Announcement would take place on Wednesday, October 28, 2009, after the close of the market. While detailed financial results are not yet available, the Company currently expects total revenue for the third quarter to be approximately $41 million, representing a solid performance for the quarter.

In conjunction with the earnings release, the company will host a management presentation at 2 p.m. Pacific Time on Wednesday, October 28, 2009, to discuss the results. To access the live webcast, please visit Cepheid’s website at www.cepheid.com/investors at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. A replay of the webcast will be available shortly following the call and will remain available for at least 90 days.

Interested participants and investors may also listen to the live teleconference call by dialing (866) 783-2142 (domestic) or (857) 350-1601 (international), and entering participant code 30186203. A replay will be available for seven days beginning at 4 p.m. Pacific Time. Access numbers for this replay are (888) 286-8010 (domestic) and (617) 801-6888 (international), with participant code 49827607.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s expectations regarding future revenues and market growth. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the fact that Cepheid’s review of its quarterly financial statements is not yet complete, and therefore, final revenues may change as a result; the uncertain impact of the significant global economic downturn on our business, and that of our customers, potential customers and business partners; our success in increasing direct sales and the effectiveness of new sales personnel; the performance and market acceptance of new products; sufficient customer demand; our ability to develop and complete clinical trials successfully in a timely manner for new products; uncertainties related to the FDA regulatory and European regulatory processes; the level of testing at clinical customer sites; changes in the protocols or levels of testing for Healthcare Associated Infections (HAIs); the company’s ability to successfully introduce and sell products in clinical markets other than HAIs; unforeseen development and manufacturing problems; the potential need for additional intellectual property licenses for tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; the company’s reliance on distributors in some regions to market, sell and support its products; the impact of competitive products and pricing; and the company’s ability to manage geographically-dispersed operations. All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is an on-demand molecular diagnostics company that develops, manufactures, and markets fully-integrated systems and tests for genetic analysis in the clinical, industrial and biothreat markets. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company’s easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See www.cepheid.com for more information.

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